Exhibit 99.1

Dyadic Appoints Chief Business Officer to Executive Leadership Team

JUPITER, FL / November 9, 2021 Dyadic International, Inc. (“Dyadic”, “we”, “us”, “our”, or the “Company”) (NASDAQ: DYAI), a global biotechnology company focused on further improving, applying and deploying its proprietary C1-cell protein production platform to accelerate development, lower production costs and improve the performance of biologic vaccines, therapeutics and other protein based products today announced the appointment of Joe Hazelton as Chief Business Officer, effective immediately. The creation of this role supports the global commercialization of the Company’s new and existing business initiatives, including corporate strategy, business and corporate development and licensing. Mr. Hazelton will join Dyadic’s executive leadership team reporting directly to President and Chief Executive Officer, Mark Emalfarb.

“We are pleased to welcome Joe Hazelton to our executive leadership team in this important role as we enter this critical phase of Dyadic’s corporate development. We are continuing our pursuit of both cutting-edge science and strategic partnerships to expand the application of our C1 protein expression and manufacturing platform. The addition of Joe to lead our commercial efforts reinforces our commitment to maximize the integration of the C1 platform across life sciences and pharma in addition to opportunities in other industries,” said Mark Emalfarb.

“I am excited to join Dyadic International as Chief Business Officer. The broad utility of the C1 platform is truly transformational across many industries. As such, Dyadic is uniquely positioned to take advantage of the expanding biologic markets, while at the same time exploiting strategic opportunities within the animal health and other market segments. I have been impressed with the commitment of Dyadic International’s accomplished leadership team and Board of Directors in their effort to accelerate the adoption of the C1 technology within global healthcare and related industries, and I am honored to have the opportunity to be a part of that future,” said Mr. Hazelton.

Mr. Hazelton brings over 20 years of pharmaceutical industry experience to Dyadic in key growth areas of product and business development, licensing, and commercialization. He joins Dyadic from Charleston Laboratories, Inc., where he has served as Chief Operating Officer and Chief Commercial Officer, responsible for the strategic management of Charleston’s product and portfolio management, alliance management, regulatory oversight, and global commercialization activities. Prior to Charleston, Mr. Hazelton began his career at Novartis Pharmaceuticals Corporation, where over 15 years, he ascended to roles of increasing responsibility based on his leadership, innovation, and results. While at Novartis, Joe held leadership positions within the core functions of sales, marketing, market access, pricing, contracting, and strategic alliances for various retail and specialty pharmaceuticals across a broad spectrum of therapeutic areas and several blockbuster products.

Mr. Hazelton earned a Bachelor of Arts from the College of the Holy Cross in Worcester, MA, and resides in Florida with his wife and two children.

About Dyadic International, Inc.

Dyadic International, Inc. is a global biotechnology company which is developing what it believes will be a potentially significant biopharmaceutical gene expression platform based on the fungus Thermothelomyces heterothallica (formerly Myceliophthora thermophila), named C1. The C1 microorganism, which enables the development and large-scale manufacture of low-cost proteins, has the potential to be further developed into a safe and efficient expression system that may help speed up the development, lower production costs and improve the performance of biologic vaccines and drugs at flexible commercial scales. Dyadic is using the C1 technology and other technologies to conduct research, development and commercial activities for the development and manufacturing of human and animal vaccines and drugs, such as virus like particles (VLPs) and antigens, monoclonal antibodies, Fab antibody fragments, Fc-Fusion proteins, biosimilars and/or biobetters, and other therapeutic proteins. Certain other research activities are ongoing which include the exploration of using C1 to develop and produce certain metabolites and other biologic products. Dyadic pursues research and development collaborations, licensing arrangements and other commercial opportunities with its partners and collaborators to leverage the value and benefits of these technologies in development and manufacture of biopharmaceuticals. As the aging population grows in developed and undeveloped countries, Dyadic believes the C1 technology may help bring biologic vaccines, drugs, and other biologic products to market faster, in greater volumes, at lower cost, and with new properties to drug developers and manufacturers, and improve access and cost to patients and the healthcare system, but most importantly save lives.

Please visit Dyadic’s website at http://www.dyadic.com for additional information, including details regarding Dyadic’s plans for its biopharmaceutical business.

Safe Harbor Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding Dyadic International’s expectations, intentions, strategies, and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements because of various important factors, including those described in the Company’s most recent filings with the SEC. Dyadic assumes no obligation to update publicly any such forward-looking statements, whether because of new information, future events or otherwise. For a more complete description of the risks that could cause our actual results to differ from our current expectations, please see the section entitled “Risk Factors” in Dyadic’s annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC, as such factors may be updated from time to time in Dyadic’s periodic filings with the SEC, which are accessible on the SEC’s website and at http://www.dyadic.com.

Contact:

Dyadic International, Inc.

Ping W. Rawson

Chief Financial Officer

Phone: (561) 743-8333

Email: ir@dyadic.com